EXHIBIT 99.1


On March 6, 2001, the Company issued the following press release:

"Date: March 6, 2001




                       DOUBLE EAGLE REPORTS PROJECT STATUS



CASPER, WYOMING-- Double Eagle Petroleum and Mining Co. (NASDAQ: DBLE, DBLEW) announced today progress on work at Madden, Pinedale and Cow Creek Areas.

Madden Fort Union: Work on the Lloyd 1-26 has resulted in the completion of a zone in the upper Fort Union Formation at a depth of 3,407 to 3,464 feet. The zone is flowing 1,200,000 cubic feet per day down the sales line. Double Eagle has 36.04% working interest. Two offset wells have been staked and are scheduled to be drilled this summer. The upper Fort Union, Shotgun Sandstone, is a new pay on the north flank of the Madden structure and ultimate reserves are uncertain. Production history will be needed to accurately predict ultimate recoverable reserves.

Madden Madison: Burlington Resources has reported completing the drilling of the 25,800 foot Big Horn 6-27 well and is proceeding with completion plans. Gas flares from this well have been noted in the field, but Burlington has not made a press release. Double Eagle owns no interest in this well, however we have leases one and a half miles to the east and believe that this well will help evaluate our deep potential.

Pinedale: Questar Corp, NYSE:STR, has completed drilling the Mesa 11-16 well where Double Eagle has 6.25% working interest in the shallow beds and 12.5% in the deep beds. This well is an 80 acre offset to the Mesa 3 and Mesa 6 wells in which Double Eagle owns the same interest, and which were completed in Spring 2000 for initial production rates in excess of 11 million cubic feet per day. Seven zones have been fracture stimulated at the Mesa 11-16 and appear to have similar production capability as the previous wells. An additional six fracture stimulations are planned for the Mesa 11-16 well before gas sales commence. Questar is currently drilling the Mesa 3-16d at a depth of 8,804 feet. Three additional offsets have been staked. Double Eagle owns the same interest in each of these wells.

To date Double Eagle has been allocated production proceeds in the Pinedale Wells for an amount equivalent to an overall approximate 7 percent working interest. Double Eagle believes that it should be allocated a higher percentage of production proceeds, and Questar disagrees. On March 1, 2001, Double Eagle filed a lawsuit against Questar to clarify this matter.

Cow Creek: A water disposal plan has been discussed with The Wyoming Department of Environmental Quality and is out for Public Review. Four drillsites have been approved and additional wells will be staked this spring. Our hope is to kick off the drilling program in July, 2001.




This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Founded in 1972, Double Eagle Petroleum and Mining Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development include the Moxa Arch, Powder River Basin, Washakie Basin, and Wind River Basin in Wyoming.


Company Contact:                               Investor Relations:
Steve Hollis, President                        Phil Huss, Phoenix Alliance, Inc.
(307) 237-9330                                 (970) 259-7241

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